Exhibit 99.1

PRIMUS TELECOMMUNICATIONS ANNOUNCES CLOSING

OF $100 MILLION SENIOR SECURED TERM LOAN FACILITY

McLEAN, VA.—(BUSINESS WIRE)—February 18, 2005—PRIMUS Telecommunications Group, Incorporated (NASDAQ: PRTL, referred to as “PRIMUS”), an integrated communications services provider, announced that its direct wholly-owned subsidiary, Primus Telecommunications Holding, Inc. (“Holding”), has secured a six-year, $100 million senior secured term loan facility (the “Facility”). Terms of the Facility include pricing at LIBOR + 6.50% and no financial maintenance covenants. The Facility is guaranteed by PRIMUS and certain of Holding’s subsidiaries and is secured by certain assets of Holding and its guarantor subsidiaries. Lehman Brothers arranged the Facility.

PRIMUS plans to use the proceeds of the Facility for general corporate purposes, including the accelerated implementation of its new product initiatives and potential repurchases of certain currently outstanding debt.

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PRIMUS Telecommunications Group, Incorporated (NASDAQ: PRTL) is an integrated communications services provider offering international and domestic voice, voice-over-Internet protocol (VOIP), Internet, wireless, data and hosting services to business and residential retail customers and other carriers located primarily in the United States, Canada, Australia, the United Kingdom and western Europe. PRIMUS provides services over its global network of owned and leased transmission facilities, including approximately 250 points-of-presence (POPs) throughout the world, ownership interests in undersea fiber optic cable systems, 18 carrier-grade international gateway and domestic switches, and a variety of operating relationships that allow it to deliver traffic worldwide. Founded in 1994, PRIMUS is based in McLean, Virginia.

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Statements in this press release concerning PRIMUS’s financing plans, objectives, new product initiatives and potential repurchases of certain outstanding debt securities constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements are inherently subject to risks, uncertainties and assumptions. Important factors that could cause actual results to differ materially from any forward-looking statements are identified under “Special Note Regarding Forward Looking Statements” in quarterly and annual reports and in filings the Company makes with the U.S. Securities and Exchange Commission.

For more information:

John DePodesta

Executive Vice President

Primus Telecommunications Group, Incorporated

703 748-8050

ir@primustel.com